Exhibit 10.2

May 13, 2024

Dear Glenn,

We are pleased that you have agreed to serve as the Executive Chairman of the Board of Directors (the “Board”) of Petco Health and Wellness Company, Inc. and its subsidiaries (“Petco”). Please take a moment to review notable details of your offer below:

Term — Your employment with a newly formed Canadian subsidiary of Petco (collectively with Petco, the “Company”) and service on the Board will begin on May 14, 2024, or such other date as is mutually agreed with the Company (the “Effective Date”) and will continue until terminated by either party as provided for in this agreement (the “Term”). In the event that your employment with the Company continues beyond Petco’s Annual Shareholder Meeting in 2027, the current terms and conditions of this agreement may be amended on mutually agreeable terms (including the new grant of equity awards).

Role and Authorities — As Executive Chairman, you will have such duties and responsibilities as are customarily assigned to persons serving in active Executive Chairman roles and such other duties and responsibilities as may be agreed with the Board from time to time. Additionally, you will play a prominent role in helping to lead and finalize Petco’s search for a permanent Chief Executive Officer. You will be authorized to provide direction and leadership to Petco’s executive team in consultation with the Board, with specific authorities to be mutually agreed. You acknowledge and agree that upon the hiring of the permanent Chief Executive Officer, your role may be revised but all other terms of this agreement will remain the same and you acknowledge that such change shall not constitute a constructive termination of this agreement. In the event that the Chief Executive Officer and the Board determine that it is in the best interests of the Company that your position is changed to non-Executive Chairman prior to Petco’s Annual Shareholder Meeting in 2027, the economic terms of this agreement are intended to continue.

Base Salary — During the Term, your annual base salary will be USD$250,000 per year (the “Base Salary”) prorated and paid in accordance with standard Company payroll processes. The Base Salary will be paid in lieu of any cash retainer or committee fees that you might otherwise be entitled to receive in your capacity as a member of the Board or any committee thereof.

Annual Incentive — During the Term, you will be eligible to receive a target annual bonus equal to 100% of the Base Salary under Petco’s annual incentive plan (a “Bonus”). Bonuses are earned based on company and individual performance subject to goals established by the Compensation Committee of the Board, and for 2024, achievement of threshold performance will result in payout at 50% of target while achievement of maximum performance will result in payout at 200% of target. Any Bonus due to you will be paid at the same time annual cash incentives are paid to other executive officers of the Company. The Compensation Committee reserves the right to modify the incentive plan at its sole discretion. Subject to requirements of the Employment Standards Act, 2000 (the “ESA”), you must be actively employed (as defined below) on the date any Bonus is paid in order to be eligible to receive such Bonus payment. Any Bonus will be pro-rated for the period of active employment.

For the purposes of this agreement, “actively employed” or “active employment” means the period during which you perform work for the Company. “Actively employed” or “active employment” shall be deemed to include (i) any period of paid time off or other approved leave of absence, and (ii) if applicable, any period constituting the minimum notice of termination period that is required to be provided to you pursuant to the ESA. For the avoidance of doubt, “actively employed” or “active employment” shall be deemed to exclude any other period that follows or ought to have followed the later of (A) the end of the applicable ESA notice period or (B) your last day of performing work for the Company (including any period of paid time off or approved leave of absence), whether that period arises from a contractual or common law right.

Equity Awards — Subject to approval by the Board (which was received on May 13, 2024), you will be granted the following equity inducement awards: (i) stock options to purchase 750,000 shares of Petco’s Class A common stock (“Stock”) with an exercise price equal to $2.50 (the “First Option”); (ii) stock options to purchase 750,000 shares of Stock with an exercise price equal to $5.00; (iii) stock options to purchase 1,000,000 shares of Stock with an exercise price equal to $7.50; (iv) stock options to purchase 1,000,000 shares of Stock with an exercise price equal to $10.00; and (v) 1,000,000 restricted stock units (collectively, the “Equity Awards”); provided, however, that the exercise price of the stock options shall not be less than Petco’s closing stock price on the applicable date of grant; provided, further, however, that if the exercise price of the First Option exceeds $2.50 as a result of the foregoing provision, the number of shares of Stock subject to the First Option shall be increased on a linear basis by up to 750,000 additional shares (or 1,500,000 shares in the aggregate) for an exercise price up to $5.00 (i.e., if the exercise price is $3.00 the First Option will reflect a total of 900,000 shares of Stock and if the exercise price is $3.50 then the First Option will reflect a total of 1,050,000 shares of Stock). The Equity Awards are expected to be granted on or shortly after May 24, 2024 and will vest in equal quarterly installments over the three-year period following the Effective Date, subject to the holding requirement set forth below and your continued active employment or active engagement through each vesting date; provided, however, that (A) in the event of a termination of your employment by the Company without Cause (as defined below) or (B) in the event of a termination of your employment by you for Good Reason (as defined in the applicable award agreement), in each case, the Equity Awards will become fully vested as of the date of such termination; provided, further, however, that in the event of your death or disability, the portion of the Equity Awards that would have vested in the 12 months following such termination will be accelerated as of the date of such termination. The Equity Awards will be subject to the terms and conditions set forth in the forms of award agreements attached hereto as Exhibits A and B, including a requirement to hold any shares of Stock received on exercise or settlement of the Equity Awards through the third anniversary of the Effective Date, and will be granted in compliance with NASDAQ Listing Rule 5635(c)(4) as a material inducement to you entering into employment with the Company.

Notwithstanding anything else to the contrary contained herein, by accepting the grant of Equity Awards on the terms and conditions contained therein, you represent and warrant to Petco that your participation in the distribution and acceptance of such Equity Awards is voluntary and your participation is not solely a result of an expectation of engagement, appointment, or employment. You further acknowledge and agree that any resale of the Equity Awards and/or the securities underlying the Equity Awards will be subject to resale restrictions contained in applicable Canadian securities laws and you acknowledge and agree that you are solely responsible (and the Company is not in any way responsible) for the compliance with applicable resale restrictions.

Vacation—You will be entitled to accrue vacation in each calendar year of two weeks, in accordance with the Company’s vacation policy applicable to employees in Canada, in effect from time to time. If you start or leave your employment during a calendar year, your vacation entitlement in that year will be calculated on a pro-rata basis.

Location — Your primary work location will be remote and it is understood and agreed that your primary work location will be in Ontario, Canada; however, you will be required to meet with Petco’s Chief Executive Officer in person at least 12 times per year (including at meetings of the Board and subject to mutual agreement with the Board on potential reductions thereto following the first year of the Term) and will attend all quarterly meetings of the Board in person (to the extent such meetings are conducted in person). Petco and the Board will reasonably work with you to ensure meetings are scheduled with your availability in mind.

Expense Reimbursement — During the Term, reasonable business expenses incurred by you in the performance of your duties hereunder shall be advanced or promptly reimbursed by the Company in accordance with the Company’s policies as in effect from time to time.

Termination of the Term — In the event of the termination of your employment for any reason, the Equity Awards shall be governed by the applicable award agreements.

Termination by the Company for Cause—In accordance with the ESA, the Company may terminate your employment in writing at any time without prior notice to you or pay in lieu thereof for your willful misconduct, disobedience or willful neglect of duty that is not trivial and has not been condoned by the Company (“Cause”). In such case, the Company’s only obligation will be to pay you accrued wages and vacation pay, if any, earned by you up to your date of termination but not yet paid (the “Basic Entitlements”). You will not be eligible for any Bonus, pro-rated or otherwise.

Termination by the Company without Cause — The Company may terminate your employment, other than for Cause, by providing you with the following:

(a)	your Basic Entitlements;

(b)

your entitlements pursuant to the ESA, which currently are: (A) the minimum notice or, at the Company’s option, pay in lieu of notice, required to be provided by the ESA; (B) statutory severance pay required to be provided by the ESA, if applicable; (C) payment of accrued vacation pay calculated through to the end of the minimum notice of termination period required to be provided by the ESA (the “ESA Notice Period”); and (D) if required to comply with the minimum standards of the ESA, any other benefits and/or perquisites will continue until the end of the ESA Notice Period (collectively, the “ESA Entitlements”); and

(c)	any Bonus earned (but not yet paid) in respect of the year preceding the year of termination of your employment for any reason.

For the avoidance of doubt, no Bonus, pro-rated or otherwise, will be payable in respect of the year in which your employment terminates, for any reason, or, if applicable, in the period of notice of termination that follows, except as may be required by the ESA, and you waive the right to receive damages or payment in lieu of any forfeited Bonus payment. The foregoing shall apply regardless of any plan or program terms providing otherwise.

This offer is subject to your successful completion of a background check, which you hereby expressly authorize by your execution of this letter. For the avoidance of doubt, you will not be eligible to participate in the Petco Health and Wellness Company, Inc. Executive Severance Plan.

This agreement, together with the documents incorporated by reference, constitutes the entire agreement between you and the Company with respect to your employment and cancels and supersedes any prior understandings, negotiations and agreements between the parties.

This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The courts of the Province of Ontario shall have exclusive jurisdiction to deal with all disputes arising from or relating to this agreement. If you relocate outside of Ontario during the Term, you and the Company agree to negotiate in good faith to revise the terms of this agreement accordingly, including, for the avoidance of doubt, applicable termination-related definitions and this paragraph.

We look forward to your joining the Petco executive leadership team as the Executive Chairman. Please confirm your agreement to the terms set forth in this letter by signing below.

Sincerely,

/s/ Cameron Breitner

Cameron Breitner

Chair of the Compensation Committee

I acknowledge and agree that I have received independent legal advice with this respect to this agreement and its terms and am executing it freely, voluntarily and without duress. On this basis, I accept the offer of employment on the terms and conditions contained in this agreement.

/s/ Glenn Murphy	Date: May 13, 2024
Glenn Murphy

EXHIBIT A

Form of Grant Notice and Standard Terms and Conditions for Inducement Nonqualified Stock Options

PETCO HEALTH AND WELLNESS COMPANY, INC.

GRANT NOTICE FOR

INDUCEMENT NONQUALIFIED STOCK OPTIONS

FOR GOOD AND VALUABLE CONSIDERATION, Petco Health and Wellness Company, Inc. (the “Company”), hereby grants to Participant named below the Nonqualified Stock Option (the “Option”) to purchase any part or all of the number of shares of Common Stock that are covered by this Option at the Exercise Price per share, each specified below, and upon the terms and subject to the conditions set forth in this Grant Notice, the Standard Terms and Conditions (the “Standard Terms and Conditions”) attached hereto as Exhibit A, and the Confidentiality and Inventions Agreement attached hereto as Exhibit B. The Option is an inducement material to the Participant’s entry into employment with the Company within the meaning of Nasdaq Listing Rule 5635(c)(4). The Option is granted outside of the Petco Health and Wellness Company, Inc. 2021 Equity Incentive Plan (as amended from time to time, the “Plan”), but shall be subject to the terms and conditions substantially identical to the terms and conditions set forth in the Plan as if the Option were a Nonqualified Stock Option granted under the Plan. This Option is not intended to qualify as an incentive stock option under Section 422 of the Code. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

Name of Participant:	Glenn Murphy

Grant Date:	May 24, 2024 [(at 5:30 p.m. ET)//(at 5:31 p.m. ET)][1]

Number of Shares of Common Stock covered by Option:

Exercise Price Per Share:

Expiration Date:	[•][2]

Vesting Commencement Date:	[•][3]

Vesting Schedule:	Subject to the Plan and the Standard Terms and Conditions, the Option shall vest as to 1/12th at the end of each successive three-month period following the Vesting Commencement Date and shall be fully vested on the third anniversary of the Vesting Commencement Date, so long as Participant remains Actively Employed or Actively Engaged from the Grant Date through such vesting date.

[1]	First alternative for the $2.50 options, second alternative for the remainder.
[2]	To be the 10th anniversary of the Grant Date.
[3]	To be the “Effective Date” under the Offer Letter.

Holding Requirement:	Notwithstanding the Vesting Schedule set forth above, the Participant shall hold any shares of Common Stock received upon exercise of the Option, net of any shares of Common Stock withheld to satisfy applicable tax withholdings or payment of the applicable Exercise Price, through the third anniversary of the Vesting Commencement Date.

Non-Qualified Securities:

Vesting Year	Number of Non- Qualified Securities[4]
2024	[	•]
2025	[	•]
2026	[	•]
2027	[	•]

[4]	For the $2.50 option, to insert a number of shares that are in excess of the first C$200,000 that vest in each year. For the remaining options, to be “All”

2

IN ORDER TO RECEIVE THE BENEFITS OF THIS AGREEMENT, PARTICIPANT MUST EXECUTE AND RETURN THIS GRANT NOTICE (THE “ACCEPTANCE REQUIREMENTS”). IF PARTICIPANT FAILS TO SATISFY THE ACCEPTANCE REQUIREMENTS WITHIN 60 DAYS AFTER THE GRANT DATE, THEN (1) THIS GRANT NOTICE WILL BE OF NO FORCE OR EFFECT AND THE OPTION GRANTED HEREIN WILL BE AUTOMATICALLY FORFEITED TO THE COMPANY WITHOUT CONSIDERATION, AND (2) NEITHER PARTICIPANT NOR THE COMPANY WILL HAVE ANY FUTURE RIGHTS OR OBLIGATIONS UNDER THIS GRANT NOTICE OR THE STANDARD TERMS AND CONDITIONS.

By accepting this Grant Notice, Participant acknowledges that Participant has received and read, and agrees that this Option shall be subject to, the terms of this Grant Notice, the Plan, and the Standard Terms and Conditions and the Confidentiality and Inventions Agreement.

PETCO HEALTH AND WELLNESS COMPANY, INC.

By:
Name:
Title:

PARTICIPANT

Glenn Murphy

SIGNATURE PAGE TO

GRANT NOTICE FOR

INDUCEMENT NONQUALIFIED STOCK OPTIONS

EXHIBIT A

PETCO HEALTH AND WELLNESS COMPANY, INC.

STANDARD TERMS AND CONDITIONS FOR

INDUCEMENT NONQUALIFIED STOCK OPTIONS

These Standard Terms and Conditions apply to the Option (as defined below). The Option is granted outside of the Petco Health and Wellness Company, Inc. 2021 Equity Incentive Plan (as amended from time to time, the “Plan”), but shall be subject to the terms and conditions substantially identical to the terms and conditions set forth in the Plan as if the Option were a Nonqualified Stock Option granted under the Plan. Such terms and conditions set forth in the Plan are incorporated into these Standard Terms and Conditions by this reference. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

1.	TERMS OF OPTION

Petco Health and Wellness Company, Inc. (the “Company”) has granted to the Participant named in the Grant Notice provided to said Participant herewith (the “Grant Notice”) a Nonqualified Stock Option (the “Option”) to purchase up to the number of shares of Common Stock at an exercise price per share, each as set forth in the Grant Notice. The Option is subject to the conditions set forth in the Grant Notice, these Standard Terms and Conditions, and the Plan. For purposes of these Standard Terms and Conditions and the Grant Notice, any reference to the Company shall include a reference to any Subsidiary.

2.	NONQUALIFIED STOCK OPTION

The Option is not intended to be an incentive stock option under Section 422 of the Code and will be interpreted accordingly.

3.	EXERCISE OF OPTION

(a) The Option shall not be exercisable as of the Grant Date set forth in the Grant Notice. After the Grant Date, to the extent not previously exercised, and subject to termination or acceleration of vesting as provided in these Standard Terms and Conditions and the Plan, the Option shall be exercisable only to the extent it becomes vested, as described in the Grant Notice or the terms of the Plan, to purchase up to that number of shares of Common Stock as set forth in the Grant Notice; provided, that (except as set forth in Section 4(a) below) the Participant remains Actively Employed or Actively Engaged with the Company or its Subsidiaries and does not experience a Termination of Employment (as defined below). The vesting period and/or exercisability of an Option may be adjusted by the Committee to reflect the decreased level of employment during any period in which the Participant is on an approved leave of absence.

(b) To exercise the Option (or any part thereof), the Participant shall deliver to the Company a “Notice of Exercise” in a form specified by the Committee, specifying the number of whole shares of Common Stock the Participant wishes to purchase and how the Participant’s shares of Common Stock should be registered (in the Participant’s name only or in the Participant’s and the Participant’s spouse’s names as community property or as joint tenants with right of survivorship).

EXHIBIT A

STANDARD TERMS AND CONDITIONS FOR

INDUCEMENT NONQUALIFIED STOCK OPTIONS

(c) The exercise price (the “Exercise Price”) of the Option is set forth in the Grant Notice. The Company shall not be obligated to issue any shares of Common Stock until the Participant shall have paid the total Exercise Price for that number of shares of Common Stock. The Exercise Price shall be paid in cash, including an irrevocable commitment by a broker to pay over such amount from a sale of the Common Stock issuable under the Option, withholding of shares of Common Stock deliverable upon exercise of the Option (but only to the extent share withholding is made available to the Participant by the Company and, upon being made available, is first elected by the Participant as a method of paying the Exercise Price), or in such other manners as may be permitted by the Committee.

(d) Fractional shares may not be exercised. Shares of Common Stock will be issued as soon as practical after exercise. Notwithstanding the above, the Company shall not be obligated to deliver any shares of Common Stock during any period when the Company determines that the exercisability of the Option or the delivery of shares of Common Stock hereunder would violate Company policy or any federal, state or other applicable laws.

4.	EXPIRATION OF OPTION

The Option shall expire and cease to be exercisable as of the earlier of (i) the Expiration Date set forth in the Grant Notice or (ii) the date specified below in connection with the Participant’s Termination of Employment:

(a) If the Participant’s Termination of Employment is as a result of the Participant’s death or Disability, subject to the Participant’s (or the Participant’s personal representative’s) execution and nonrevocation of a general release of claims in a form provided by the Company, (i) the portion of the Option that would have vested within the 12-month period following the Termination Date but for the Termination of Employment shall become fully vested as of the Termination Date and (ii) the Participant (or the Participant’s personal representative) may exercise any portion of the Option that is vested and exercisable at the time of such Termination of Employment (after giving effect to the foregoing clause (i)) until the first anniversary of the Termination Date (as defined below).

(b) If the Participant’s Termination of Employment is as a result of a Qualifying Termination (as defined below), subject to the Participant’s execution and nonrevocation of a general release of claims in a form provided by the Company, (i) the entire Option shall become fully vested as of the Termination Date and (ii) the Participant may exercise any portion of the Option until the date that is 180 days following the Termination Date.

(c) If the Participant’s Termination of Employment is by the Company for Cause, the entire Option, whether or not then vested and exercisable, shall be immediately forfeited and canceled as of the Termination Date.

(d) If the Participant’s Termination of Employment is for any reason other than as set forth in Section 4(a), 4(b), or 4(c), the Participant may exercise any portion of the Option that is vested and exercisable at the time of such Termination of Employment until the date that is 90 days following the Termination Date.

(e) Any portion of the Option that is not vested and exercisable at the time of a Termination of Employment (after taking into account any accelerated vesting under this Section 4, Section 15 of the Plan or any other agreement between the Participant and the Company) shall be forfeited and canceled as of the Termination Date.

(f) As used in Sections 3 and 4:

(i) “Actively Employed” means the period during which the Participant performs work for the Company or its Subsidiaries. “Actively Employed” shall be deemed to include (A) any period of paid time off or other approved leave of absence, and (B) if applicable, any period constituting the minimum notice of termination period that is required to be provided to the Participants pursuant to the Ontario Employment Standards Act, 2000 as amended from time to time (the “ESA”). For the avoidance of doubt, “Actively Employed” shall be deemed to exclude any other period that follows or ought to have followed the later of (x) the end of the applicable ESA notice period or (y) or the last day that the Participant performs work for the Company or its Subsidiaries (including any period of paid time off or approved leave of absence), whether that period arises from a contractual or common law right.

(ii) “Actively Engaged” means any period in which the Participant who is not an employee of the Company or its Subsidiaries provides services to the Company or its Subsidiaries. For the avoidance of doubt, “Actively Engaged” shall exclude any period that follows, or ought to have followed, the Participant’s las day of providing services to the Company or its Subsidiaries, including at common law.

(iii) “Cause” means the Participant’s willful misconduct, disobedience or willful neglect of duty that is not trivial and has not been condoned by the Company or any of its Subsidiaries. The Participant’s employment or service will be deemed to have been terminated for Cause if it is determined subsequent to the Participant’s Termination of Employment that grounds for a Termination of Employment for Cause existed at the time of such Termination of Employment, as determined by the Committee in good faith.

(iv) “Disability” means the Participant’s inability to substantially fulfill their duties on behalf of the Company or Affiliate as a result of any medical condition whatsoever (including physical or mental illness) which despite the provision of reasonable accommodations by the Company or Affiliate (as the case may be), leads to the Participant’s absence from their duties on behalf of the Company or Affiliate for a continuous period of 12 months or more, with the Participant being unable to resume their duties on behalf of the Company or Affiliate on a full-time basis at the expiration of such period.

(v) “Good Reason” means, without the Participant’s consent, (A) a requirement that the Participant serve other than as Chairman of the Board or of the board of directors of the surviving entity or any parent thereof in the event of a Change in Control; (B) a material diminution in the Participant’s base salary; or (C) a material breach by the Company of the Participant’s offer letter. Notwithstanding the foregoing, any assertion by the Participant of a termination for Good

Reason shall not be effective unless (I) the Participant provides written notice to the Company of the existence of the foregoing condition(s) within 30 days after the initial occurrence of such condition(s); (II) the condition(s) remains uncorrected for 30 days following the Company’s receipt of such written notice; and (III) the date of the termination of the Participant’s employment must occur within 90 days after the initial occurrence of the condition(s). For the avoidance of doubt, a transition from Executive Chairman to non-executive Chairman of the Board shall not give rise to Good Reason.

(vi) “Qualifying Termination” means a Termination of Employment (A) by the Company without Cause (and not as a result of death or Disability) or (B) by the Participant for Good Reason.

(vii) “Termination Date” means the date of the Participant’s Termination of Employment.

(viii) “Termination of Employment” means ceasing to be Actively Employed as an employee of the Company and its Subsidiaries or as a member of the Board or Actively Engaged as a member of the Board in a non employee capacity. Where the Participant is converted from an employee member of the Board to a non employee member of the Board, the Termination of Employment shall be deemed to occur when the Participant ceases to be Actively Engaged.

5.	INCOME TAXES

The Company shall not deliver shares of Common Stock in respect of the exercise of any Option unless and until the Participant has made arrangements satisfactory to the Company to satisfy applicable withholding tax obligations. Unless the Participant pays the withholding tax obligations to the Company by cash or check in connection with the exercise of the Option (including an irrevocable commitment by a broker to pay over such amount from a sale of the Common Stock issuable under the Option), withholding may be effected, at the Participant’s prior election but with the Company’s consent, by withholding Common Stock issuable in connection with the exercise of the Option (provided that shares of Common Stock may be withheld only to the extent that such withholding will not result in adverse accounting treatment for the Company). The Participant acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the exercise of the Option from any amounts payable by it to the Participant (including future cash wages).

6.	NON -TRANSFERABILITY OF OPTION

Except as permitted by the Committee or as permitted under the Plan, the Participant may not assign or transfer the Option to anyone other than by will or the laws of descent and distribution and the Option shall be exercisable only by the Participant during his or her lifetime. The Company may cancel the Participant’s Option if the Participant attempts to assign or transfer it in a manner inconsistent with this Section 7. Notwithstanding the foregoing, (a) the Participant shall be permitted to transfer the Option as a gift to an Assignee Entity in accordance with and subject to the limits of Section 17 of the Plan and (b) if not previously so transferred, upon the Participant’s death, the Option shall be transferred to the Participant’s designated beneficiary or, if none, to the Participant’s estate.

7.	OTHER AGREEMENTS SUPERSEDED

The Grant Notice, these Standard Terms and Conditions, the Confidentiality and Inventions Agreement and the Plan constitute the entire understanding between the Participant and the Company regarding the Option. Where there is a conflict between these terms and any terms contained in the Participant’s offer letter, these terms shall supersede. Any prior agreements, commitments or negotiations concerning the Option are superseded; provided, however, that the terms of the Confidentiality and Inventions Agreement are in addition to and complement (and do not replace or supersede) all other agreements and obligations between the Company and any of its affiliates and the Participant with respect to confidentiality and intellectual property.

8.	LIMITATION OF INTEREST IN SHARES SUBJECT TO OPTION

Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to the Grant Notice or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person upon exercise of the Option or any part of it. Nothing in the Plan, in the Grant Notice, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason.

9.	NO LIABILITY OF COMPANY

The Company and any affiliate which is in existence or hereafter comes into existence shall not be liable to the Participant or any other person as to: (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and (b) any tax consequence expected, but not realized, by the Participant or other person due to the receipt, exercise or settlement of any Option granted hereunder.

10.	GENERAL

(a) In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(b) The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect. Words in the masculine gender shall include the feminine gender, and where appropriate, the plural shall include the singular and the singular shall include the plural. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan or these Standard Terms and Conditions.

(c) These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

(d) These Standard Terms and Conditions shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of law.

(e) In the event of any conflict between the Grant Notice, these Standard Terms and Conditions and the Plan, the Grant Notice and these Standard Terms and Conditions shall control. In the event of any conflict between the Grant Notice and these Standard Terms and Conditions, the Grant Notice shall control.

(f) All questions arising under the Plan or under these Standard Terms and Conditions shall be decided by the Committee in its total and absolute discretion.

11.	CLAWBACK

The Option and any shares of Common Stock received upon exercise of the Option are subject to any recoupment policy that the Company may adopt from time to time, to the extent any such policy is applicable to the Participant and to such compensation, including the Petco Health and Wellness Company, Inc. Clawback Policy (as amended from time to time), designed to comply with the requirements of Rule 10D-1 promulgated under the Act, as well as any recoupment provisions required under applicable law. For purposes of the foregoing, the Participant expressly and explicitly authorizes (x) the Company to issue instructions, on the Participant’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold Shares and other amounts acquired under the Option or the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company and (y) the Company’s recovery of any covered compensation through any method of recovery that the Company deems appropriate, including by reducing any amount that is or may become payable to the Participant. The Participant further agrees to comply with any request or demand for repayment by any affiliate of the Company in order to comply with such policies or applicable law. To the extent that the Standard Terms and Conditions and any Company recoupment policy conflict, the terms of the recoupment policy shall prevail.

12.	ELECTRONIC DELIVERY

By executing the Grant Notice, the Participant hereby consents to the delivery of information (including information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, the Option and the Common Stock via Company web site or other electronic delivery.

13.	NO UNILATERAL CASH SETTLEMENT

Notwithstanding anything to the contrary in the Plan, including, for the avoidance of doubt, Section 16(d) of the Plan, in no event shall the Option be subject to surrender, cancellation or disposition for proceeds other than shares of Common Stock (or substitute shares) without the prior election of the Participant. Nothing herein shall however preclude the Company, including upon an anticipated Change in Control, from providing the Participant with the ability to elect, on the terms and conditions determined by the Company, to surrender, cancel or dispose of some or all of the Option for proceeds other than shares of Common Stock (or substitute shares), which ability may be time-limited at the sole discretion of the Company

14.	PARTICIPANT REPRESENTATION

(a) The Participant shall have no entitlement to damages or other compensation whatsoever arising from, in lieu of, or related to not receiving, any Options which would have vested or been granted after the Termination Date, including damages in lieu of notice of termination at common law or civil law, and the Participant waives their rights to any such entitlements.

(b) This Agreement does not grant the Participant the right or obligation to serve or continue to serve as an employee for any period. The grant of the Option to, or the exercise of the Option by, the Participant does not create the right or expectation for the Participant to receive additional or future grants of Options under the Plan or otherwise. The Participant will not have a claim to any entitlement under the Plan, including any grant of any Award or any compensation or damages in lieu of not receiving an Award under the Plan or otherwise.

(c) The Option does not form an integral part of the Participant’s compensation from employment and shall not be used for the purposes of calculating any severance entitlements.

(d) The Participant acknowledges that the participation in this Agreement is voluntary and that the Participant has had the opportunity to seek independent advice in respect of the terms of this Option, including the treatment of this Option upon a termination of employment as set forth in Section 4.

EXHIBIT B

CONFIDENTIALITY AND INVENTIONS AGREEMENT

As a condition to the receipt of the Option grants pursuant to the Grant Notice to which this Confidentiality and Inventions Agreement is attached and in consideration of the Participant’s continued employment with the Company, the Participant hereby confirms the Participant’s agreement as follows:

1.	GENERAL

The Participant’s employment by the Company is in a capacity in which he or she may have access to, or contribute to the production of, Confidential Information and the Company Work Product (both as defined below). The Participant’s employment creates a relationship of confidence and trust between the Company and the Participant with respect to the Confidential Information and the Company Work Product as set forth herein. This Confidentiality and Inventions Agreement are subject to the terms of the Standard Terms and Conditions attached as Exhibit A to the Grant Notice to which this Confidentiality and Inventions Agreement is attached; provided however, that in the event of any conflict between the Standard Terms and Conditions and this Confidentiality and Inventions Agreement, this Confidentiality and Inventions Agreement shall control.

2.	DEFINITIONS

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Petco Health and Wellness Company, Inc. 2021 Equity Incentive Plan, as amended from time to time. For purposes of this Confidentiality and Inventions Agreement:

(a) “Confidential Information” shall mean information or material (i) that is proprietary to the Company or confidential to the Company, whether or not designated or labeled as such, and (ii) that the Participant creates, discovers or develops, or of which the Participant obtains knowledge of or access to, in the course of the Participant’s employment with the Company. Confidential Information may include, but is not limited to, designs, works of authorship, formulae, ideas, concepts, techniques, inventions, devices, improvements, know-how, methods, processes, drawings, specifications, models, data, diagrams, flow charts, research, procedures, computer programs, marketing techniques and materials, business, marketing, development and product plans, financial information, customer lists and contact information, personnel information, and other confidential business or technical information created on behalf of the Company or obtained as a result of or in the course of employment with the Company. For purposes of this Confidentiality and Inventions Agreement, the “Company” shall mean the Company or any of its Affiliates. To the extent that the participant can demonstrate by competent proof that one of the following exceptions applies, the Participant shall have no obligation under this Confidentiality and Inventions Agreement to maintain in confidence any: (I) INFORMATION THAT IS OR BECOMES GENERALLY PUBLICLY KNOWN OTHER THAN AS A RESULT OF THE PARTICIPANT’S DISCLOSURE IN VIOLATION OF THIS AGREEMENT, (II) INFORMATION THAT WAS KNOWN BY THE PARTICIPANT OR AVAILABLE TO THE PARTICIPANT WITHOUT RESTRICTION PRIOR TO DISCLOSURE TO THE PARTICIPANT BY THE COMPANY, (III) INFORMATION THAT BECOMES AVAILABLE

EXHIBIT B

CONFIDENTIALITY AND INVENTIONS AGREEMENT

TO THE PARTICIPANT ON A NON-CONFIDENTIAL BASIS FROM A THIRD PARTY THAT IS NOT SUBJECT TO CONFIDENTIALITY OBLIGATIONS IN FAVOR, OR THAT INURE TO THE BENEFIT, OF THE COMPANY, AND (IV) INFORMATION THAT WAS DEVELOPED INDEPENDENTLY BY OR FOR THE PARTICIPANT WITHOUT REFERENCE TO THE CONFIDENTIAL INFORMATION, USE OF COMPANY RESOURCES OR BREACH OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE “PRE-EMPLOYMENT WORK PRODUCT” (AS DEFINED BELOW).

(b) “Work Product” shall mean inventions, data, ideas, designs, drawings, works of authorship, trademarks, service marks, trade names, service names, logos, developments, formulae, concepts, techniques, devices, improvements, know-how, methods, processes, programs and discoveries, whether or not patentable or protectable under applicable copyright or trademark law, or under other similar law, and whether or not reduced to practice or tangible form, together with any improvements thereon or thereto, derivative works therefrom, and intellectual property rights therein created on behalf of the Company as part of the obligation of employment in performing work for the Company or otherwise in the course of employment with the Company.

3.	CONFIDENTIALITY

(a) During the term of the Participant’s employment by the Company and at all times thereafter, the Participant will keep in strict confidence and trust all Confidential Information, and the Participant will not, directly or indirectly, disclose, distribute, sell, transfer, use, lecture upon or publish any Confidential Information, except as may be necessary in the course of performing the Participant’s duties as an employee of the Company or as the Company authorizes or permits. Notwithstanding the foregoing, the Participant shall be entitled to continue to use Confidential Information of the Company transferred to a purchaser (“Purchaser”) of all or substantially all of the assets of a business (“Business”) of Company (an “Acquisition”) solely to the extent that the Participant becomes an employee of such Purchaser or Purchaser’s designated affiliate upon consummation of the Acquisition and such Confidential Information is used in the Business prior to consummation of the Acquisition. The Participant acknowledges and agrees that, upon consummation of the Acquisition, the Confidential Information shall be deemed the Confidential Information of the Purchaser and subject to the Participant’s applicable employment, confidentiality and inventions assignment agreement with such Purchaser.

(b) The Participant recognizes that the Company has received and in the future will receive information from third parties which is subject to an obligation on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Participant agrees, during the term of the Participant’s employment and thereafter, to hold all such confidential or proprietary information of third parties in the strictest confidence and not to disclose or use it, except as necessary in performing the Participant’s duties as an employee of the Company consistent with the Company’s agreement with such third party. The Participant agrees that such information will be subject to the terms of this Confidentiality and Inventions Agreement as Confidential Information.

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(c) Protected Disclosures. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Confidentiality and Inventions Agreement prevents the Participant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Participant has reason to believe is unlawful. Furthermore, and for the avoidance of doubt, nothing in this Confidentiality and Inventions Agreement limits or restricts the Participant’s ability to communicate with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each a “Government Agency”) or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information and reporting possible violations of law or regulation or other disclosures protected under the whistleblower provisions of applicable law or regulation, without notice to the Company.

4.	COMPANY PROPERTY

All apparatus, computers, computer files and media, notes, data, documents, reference materials, sketches, memoranda, records, drawings, engineering log books, equipment, lab/inventor notebooks, programs, prototypes, samples, equipment, tangible embodiments of information, and other physical property, whether or not pertaining to Confidential Information, furnished to the Participant or produced by the Participant or others in connection with the Participant’s employment, shall be and remain the sole property of the Company and any such property actually in the Participant’s possession or control shall be returned promptly to the Company as and when requested in writing by the Company. Should the Company not so request, the Participant shall return and deliver all such property to the Company upon termination of the Participant’s employment. The Participant may not retain any such property or any reproduction of such property upon such termination. The Participant further agrees that any property situated on the Company’s premises and owned, leased, maintained or otherwise contracted for by the Company, including, but not limited to, computers, computer files, e-mail, voicemail, disks and other electronic storage media, filing cabinets, desks or other work areas, are subject to inspection by the Company’s representatives at any time with or without notice.

5.	COMPANY WORK PRODUCT

Subject to Section 6 and 7 below, the Participant agrees that any Work Product, in whole or in part, conceived, developed, made or reduced to practice by the Participant (either solely or in conjunction with others) during the term of his or her employment with the Company (collectively, the “Company Work Product”) shall be owned exclusively by the Company (or, to the extent applicable, a Purchaser pursuant to an Acquisition). Without limiting the foregoing, the Participant agrees that any of the Company Work Product shall be deemed to be “works made for hire” as defined in U.S. Copyright Act §101, and all right, title, and interest therein shall vest solely in the

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Company from conception. The Participant hereby irrevocably assigns and transfers, and agrees to assign and transfer in the future on the Company’s request, to the Company all right, title and interest in and to any Company Work Product, including, but not limited to, patents, copyrights and other intellectual property rights therein. The Participant shall treat any such Company Work Product as Confidential Information. The Participant will execute all applications, assignments, instruments and other documents and perform all acts consistent herewith as the Company or its counsel may deem necessary or desirable to obtain, perfect or enforce any patents, copyright registrations or other protections on such Company Work Product and to otherwise protect the interests of the Company therein. The Participant’s obligation to reasonably assist the Company in obtaining and enforcing the intellectual property and other rights in the Company Work Product in any and all jurisdictions shall continue beyond the termination of the Participant’s employment. The Participant acknowledges that the Company may need to secure the Participant’s signature for lawful and necessary documents required to apply for, maintain or enforce intellectual property and other rights with respect to the Company Work Product (including, but not limited to, renewals, extensions, continuations, divisions or continuations in part of patent applications). The Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as the Participant’s agents and attorneys-in-fact, to act for and on the Participant’s behalf and instead of the Participant, to execute and file any such document(s) and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of patents, copyright registrations and other protections on the Company Work Product with the same legal force and effect as if executed by the Participant. The Participant further hereby waives and relinquishes any and all moral rights that the Participant may have in the Company Work Product.

6.	EXCEPTION TO ASSIGNMENTS

Pursuant to Section 2870 of the California Labor Code, the requirements set forth in Section 5 of this Agreement shall not apply to an invention that the Participant develops entirely on his or her own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by the Participant for the Company.

7.	PRE-EMPLOYMENT WORK PRODUCT

(a) Work Product includes only things done for the Company in performing work for the Company.

(b) The Participant acknowledges that the Company has a strict policy against using proprietary information belonging to any other person or entity without the express permission of the owner of that information. The Participant represents and warrants that the Participant’s performance of all of the terms of this Confidentiality and Inventions Agreement and as an employee of the Company does not and will not result in a breach of any duty owed by the Participant to a third party to keep in confidence any information, knowledge or data. The Participant has not brought or used, and will not bring to the Company, or use, induce the Company to use, or disclose in the performance of the Participant’s duties, nor has the Participant used or disclosed in the performance of any services for the Company prior to the effective date of the Participant’s employment with the Company (if any), any equipment, supplies, facility, electronic media, software, trade secret or other information or property of any former employer or any other person or entity, unless the Participant has obtained their written authorization for its possession and use.

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8.	RECORDS

The Participant agrees that he or he or she will keep and maintain adequate and current written records (in the form of notes, sketches, drawings or such other form(s) as may be specified by the Company) of all the Company Work Product made by the Participant during the term of his or his or her employment with the Company, which records shall be available at all times to the Company and shall remain the sole property of the Company.

9.	PRESUMPTION

If any application for any United States or foreign patent related to or useful in the business of the Company or any customer of the Company shall be filed by or for the Participant during the period of one year after the Participant’s employment is terminated, the subject matter covered by such application shall be presumed to have been conceived during the Participant’s employment with the Company.

10.	AGREEMENTS WITH THIRD PARTIES OR THE U.S. GOVERNMENT.

The Participant acknowledges that the Company from time to time may have agreements with other persons or entities, or with the U.S. Government or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. The Participant agrees to be bound by all such obligations and restrictions of which the Participant has been made aware of by the Company and to take all action necessary to discharge the obligations of the Company thereunder.

11.	INJUNCTIVE RELIEF

Because of the unique nature of the Confidential Information and the Company Work Product, the Participant understands and agrees that the Company may suffer immediate and irreparable harm if the Participant fails to comply with any of his or her obligations under this Confidentiality and Inventions Agreement and that monetary damages may be inadequate to compensate the Company for such breach. Accordingly, the Participant agrees that in the event of a breach or threatened breach of this Confidentiality and Inventions Agreement, in addition to any other remedies available to it at law or in equity, the Company will be entitled, without posting bond or other security, to seek injunctive relief to enforce the terms of this Confidentiality and Inventions Agreement, including, but not limited to, restraining the Participant from violating this Confidentiality and Inventions Agreement or compelling the Participant to cease and desist all unauthorized use and disclosure of the Confidential Information and the Company Work Product. The Participant will indemnify the Company against any costs, including, but not limited to, reasonable outside legal fees and costs, incurred in obtaining relief against the Participant’s breach of this Confidentiality and Inventions Agreement. Nothing in this Section 11 shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including, but not limited to, recovery of damages.

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12.	DISCLOSURE OF OBLIGATIONS

The Participant is hereby permitted and the Participant authorizes the Company to provide a copy of this Confidentiality and Inventions Agreement and any exhibits hereto to any of the Participant’s future employers, and to notify any such future employers of the Participant’s obligations and the Company’s rights hereunder, provided that neither party is under any obligation to do so.

13.	JURISDICTION AND VENUE

This Confidentiality and Inventions Agreement will be governed by the laws of the State of California without regard to any conflicts-of-law rules. To the extent that any lawsuit is permitted under this Confidentiality and Inventions Agreement, the Participant hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in San Diego, California for any lawsuit filed against the Participant by the Company. Nothing herein shall limit the right of the Company to seek and obtain injunctive relief in any jurisdiction for violation of the portions of this Confidentiality and Inventions Agreement dealing with protection of Confidential Information or the Company Work Product.

14.	ASSIGNMENT; INUREMENT

Neither this Confidentiality and Inventions Agreement nor any duties or obligations under this Confidentiality and Inventions Agreement may be assigned by the Participant without the prior written consent of the Company. The Participant understands and agrees that the Company may freely assign this Confidentiality and Inventions Agreement. This Agreement shall inure to the benefit of, and shall be binding upon, the permitted assigns, successors in interest (including any Purchaser upon consummation of an Acquisition), personal representatives, estates, heirs, and legatees of each of the parties hereto. Any assignment in violation of this Section 14 shall be null and void.

15.	SURVIVORSHIP

The rights and obligations of the parties to this Confidentiality and Inventions Agreement will survive termination of my employment with the Company.

16.	MISCELLANEOUS

In the event that any provision hereof or any obligation or grant of rights by the Participant hereunder is found invalid or unenforceable pursuant to judicial decree or decision, any such provision, obligation or grant of rights shall be deemed and construed to extend only to the maximum permitted by law, the invalid or unenforceable portions shall be severed, and the remainder of this Confidentiality and Inventions Agreement shall remain valid and enforceable according to its terms. This Confidentiality and Inventions Agreement may not be amended, waived or modified, except by an instrument in writing executed by the Participant and a duly authorized representative of the Company.

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17.	ACKNOWLEDGMENT

EMPLOYEE ACKNOWLEDGES THAT, IN EXECUTING THE GRANT NOTICE TO WHICH THIS CONFIDENTIALITY AND INVENTIONS AGREEMENT IS ATTACHED, EMPLOYEE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND EMPLOYEE HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS CONFIDENTIALITY AND INVENTIONS AGREEMENT. THIS CONFIDENTIALITY AND INVENTIONS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF

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EXHIBIT B

Form of Grant Notice and Standard Terms and Conditions for Inducement Restricted Stock Units

PETCO HEALTH AND WELLNESS COMPANY, INC.

GRANT NOTICE FOR

INDUCEMENT RESTRICTED STOCK UNIT AWARD

FOR GOOD AND VALUABLE CONSIDERATION, Petco Health and Wellness Company, Inc. (the “Company”), hereby grants to the Participant named below the number of Restricted Stock Units (the “RSUs”) specified below (the “Award”). Each RSU represents the right to receive one share of Common Stock, upon the terms and subject to the conditions set forth in this Grant Notice, the Standard Terms and Conditions (the “Standard Terms and Conditions”) attached hereto as Exhibit A, and the Confidentiality and Inventions Agreement attached hereto as Exhibit B. The Award is an inducement material to the Participant’s entry into employment with the Company within the meaning of Nasdaq Listing Rule 5635(c)(4). The Award is granted outside of the Petco Health and Wellness Company, Inc. 2021 Equity Incentive Plan (as amended from time to time, the “Plan”), but shall be subject to the terms and conditions substantially identical to the terms and conditions set forth in the Plan as if the Award were a Restricted Stock Unit granted under the Plan. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

Name of Participant:	Glenn Murphy

Grant Date:	May 24, 2024

Number of RSUs:	1,000,000

Vesting Commencement Date:	[•][1]

Vesting Schedule:	Subject to the Plan and the Standard Terms and Conditions, the RSUs shall vest as to 1/12th at the end of each successive three-month period following the Vesting Commencement Date and shall be fully vested on the third anniversary of the Vesting Commencement Date, so long as Participant remains Actively Employed or Actively Engaged from the Grant Date through such vesting date.

Holding Requirement:	Notwithstanding the Vesting Schedule set forth above, the Participant shall hold any shares of Common Stock received upon settlement of the Award, net of any shares of Common Stock withheld to satisfy applicable tax withholdings, through the third anniversary of the Vesting Commencement Date.

[1]	To be the “Effective Date” under the Offer Letter.

IN ORDER TO RECEIVE THE BENEFITS OF THIS AGREEMENT, PARTICIPANT MUST EXECUTE AND RETURN THIS GRANT NOTICE (THE “ACCEPTANCE REQUIREMENTS”). IF PARTICIPANT FAILS TO SATISFY THE ACCEPTANCE REQUIREMENTS WITHIN 60 DAYS AFTER THE GRANT DATE, THEN (1) THIS GRANT NOTICE WILL BE OF NO FORCE OR EFFECT AND THIS AWARD WILL BE AUTOMATICALLY FORFEITED TO THE COMPANY WITHOUT CONSIDERATION, AND (2) NEITHER PARTICIPANT NOR THE COMPANY WILL HAVE ANY FUTURE RIGHTS OR OBLIGATIONS UNDER THIS GRANT NOTICE OR THE STANDARD TERMS AND CONDITIONS.

By accepting this Grant Notice, Participant acknowledges that Participant has received and read, and agrees that this Award shall be subject to, the terms of this Grant Notice, the Plan, and the Standard Terms and Conditions and the Confidentiality and Inventions Agreement.

PETCO HEALTH AND WELLNESS COMPANY, INC.

By:
Name:
Title:

PARTICIPANT

Glenn Murphy

SIGNATURE PAGE TO

GRANT NOTICE FOR

INDUCEMENT RESTRICTED STOCK UNIT AWARD

EXHIBIT A

PETCO HEALTH AND WELLNESS COMPANY, INC.

STANDARD TERMS AND CONDITIONS FOR

INDUCEMENT RESTRICTED STOCK UNITS

These Standard Terms and Conditions apply to the Award (as defined below). The Award is granted outside of the Petco Health and Wellness Company, Inc. 2021 Equity Incentive Plan (as amended from time to time, the “Plan”), but shall be subject to the terms and conditions substantially identical to the terms and conditions set forth in the Plan as if the Award were Restricted Stock Units granted under the Plan. Such terms and conditions set forth in the Plan are incorporated into these Standard Terms and Conditions by this reference. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

1.	TERMS OF RESTRICTED STOCK UNITS

Petco Health and Wellness Company, Inc. (the “Company”) has granted to the Participant named in the Grant Notice provided to said Participant herewith (the “Grant Notice”) an award of Restricted Stock Units (the “Award” or “RSUs”) specified in the Grant Notice, with each Restricted Stock Unit representing the right to receive one share of Common Stock. The Award is subject to the conditions set forth in the Grant Notice, these Standard Terms and Conditions and the Plan. For purposes of these Standard Terms and Conditions and the Grant Notice, any reference to the Company shall include a reference to any Subsidiary. For the avoidance of doubt, pursuant to the Plan, the Company retains discretion to settle any RSU through the cash equivalent of one share of Common Stock, and it is the Company’s intent that section 7 of the Income Tax Act (Canada) does not apply to the RSUs.

2.	VESTING AND SETTLEMENT OF RESTRICTED STOCK UNITS

(a) The Award shall not be vested as of the Grant Date set forth in the Grant Notice and shall be forfeitable unless and until otherwise vested pursuant to the terms of the Grant Notice and these Standard Terms and Conditions. After the Grant Date, subject to termination or acceleration as provided in these Standard Terms and Conditions and the Plan, the Award shall become vested as described in the Grant Notice with respect to that number of Restricted Stock Units as set forth in the Grant Notice. Restricted Stock Units that have vested and are no longer subject to forfeiture are referred to herein as “Vested RSUs.” Restricted Stock Units awarded hereunder that are not vested and remain subject to forfeiture are referred to herein as “Unvested RSUs.”

(b) As soon as administratively practicable following the vesting of the RSUs pursuant to the Grant Notice and this Section 2, but in no event later than the earlier of (i) 30 days after each vesting date, and (ii) December 31 of the third calendar year following the year in which the Participant first performed the services for which the RSUs are remuneration (being, for clarity, the year in which the Grant Date falls), the Company shall deliver to the Participant a number of shares of Common Stock equal to the number of RSUs that vested on such date.

EXHIBIT A

STANDARD TERMS AND CONDITIONS FOR

INDUCEMENT RESTRICTED STOCK UNITS

(c) If the Participant’s Termination of Employment (as defined below) is as a result of a Qualifying Termination (as defined below), subject to the Participant’s execution and nonrevocation of a general release of claims in a form provided by the Company, any then Unvested RSUs shall become Vested RSUs as of the Termination Date.

(d) If the Participant’s Termination of Employment is as a result of his death or Disability, subject to the Participant’s (or the Participant’s personal representative’s) execution and nonrevocation of a general release of claims in a form provided by the Company, the Unvested RSUs that would have vested within the 12-month period following the Termination Date but for the Termination of Employment shall become Vested RSUs as of the Termination Date.

(e) Upon Participant’s Termination of Employment for any other reason not set forth in Section 2(c) or 2(d), any then Unvested RSUs held by the Participant shall be forfeited and canceled as of the Termination Date.

(f) As used in this Section 2:

(i) ”Actively Employed” means the period during which the Participant performs work for the Company or its Subsidiaries. “Actively Employed” shall be deemed to include (A) any period of paid time off or other approved leave of absence, and (B) if applicable, any period constituting the minimum notice of termination period that is required to be provided to the Participants pursuant to the Ontario Employment Standards Act, 2000 as amended from time to time (“ESA”). For the avoidance of doubt, “Actively Employed” shall be deemed to exclude any other period that follows or ought to have followed the later of (x) the end of the applicable ESA notice period or (y) or the last day that the Participant performs work for the Company or its Subsidiaries (including any period of paid time off or approved leave of absence), whether that period arises from a contractual or common law right.

(ii) “Actively Engaged” means any period in which the Participant who is not an employee of the Company or its Subsidiaries provides services to the Company or its Subsidiaries. For the avoidance of doubt, “Actively Engaged” shall exclude any period that follows, or ought to have followed, the Participant’s last day of providing services to the Company or its Subsidiaries, including at common law.

(iii) “Cause” means the Participant’s willful misconduct, disobedience or willful neglect of duty that is not trivial and has not been condoned by the Company or any of its Subsidiaries The Participant’s employment or service will be deemed to have been terminated for Cause if it is determined subsequent to the Participant’s Termination of Employment that grounds for a Termination of Employment for Cause existed at the time of such Termination of Employment, as determined by the Committee in good faith.

(iv) “Disability” means the Participant’s inability to substantially fulfill their duties on behalf of the Company or Affiliate as a result of any medical condition whatsoever (including physical or mental illness) which despite the provision of reasonable accommodations by the Company or Affiliate (as the case may be), leads to the Participant’s absence from their duties on behalf of the Company or Affiliate for a continuous period of 12 months or more, with the Participant being unable to resume their duties on behalf of the Company or Affiliate on a full-time basis at the expiration of such period.

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(v) “Good Reason” means, without the Participant’s consent, (A) a requirement that the Participant serve other than as Chairman of the Board or of the board of directors of the surviving entity or any parent thereof in the event of a Change in Control; (B) a material diminution in the Participant’s base salary; or (C) a material breach by the Company of the Participant’s offer letter. Notwithstanding the foregoing, any assertion by the Participant of a termination for Good Reason shall not be effective unless (I) the Participant provides written notice to the Company of the existence of the foregoing condition(s) within 30 days after the initial occurrence of such condition(s); (II) the condition(s) remains uncorrected for 30 days following the Company’s receipt of such written notice; and (III) the date of the termination of the Participant’s employment must occur within 90 days after the initial occurrence of the condition(s). For the avoidance of doubt, a transition from Executive Chairman to non-executive Chairman of the Board shall not give rise to Good Reason.

(vi) “Qualifying Termination” means a Termination of Employment (A) by the Company without Cause (and not as a result of death or Disability) or (B) by the Participant for Good Reason.

(vii) “Termination Date” means the date of the Participant’s Termination of Employment.

(viii) “Termination of Employment” means ceasing to be Actively Employed as an employee of the Company and its Subsidiaries or as a member of the Board or Actively Engaged as a member of the Board in a non employee capacity. Where the Participant is converted from an employee member of the Board to a non employee member of the Board, the Termination of Employment shall be deemed to occur when the Participant ceases to be Actively Engaged.

3.	RIGHTS AS STOCKHOLDER; DIVIDEND EQUIVALENTS

(a) Participant shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any RSUs unless and until shares of Common Stock settled for such RSUs shall have been issued by the Company to Participant (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).

(b) Notwithstanding the foregoing, from and after the Grant Date and until the earlier of (i) the Participant’s receipt of Common Stock upon payment of RSUs and (ii) the time when the Participant’s right to receive Common Stock upon payment of RSUs is forfeited, on the date that the Company pays a cash dividend (if any) to holders of Common Stock generally, the Participant shall be entitled, as a Dividend Equivalent, to a number of additional whole RSUs determined by dividing (i) the product of (A) the dollar amount of the cash dividend paid per share of Common Stock on such date and (B) the total number of RSUs (including dividend equivalents paid thereon) previously credited to the Participant as of such date, by (ii) the Fair Market Value per share of Common Stock on such date. Such Dividend Equivalents (if any) shall be subject to the same terms and conditions and shall be settled or forfeited in the same manner and at the same time as the RSUs to which the Dividend Equivalents were credited.

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4.	RESTRICTIONS ON RESALES OF SHARES

In addition to the Holding Requirement set forth in the Grant Notice, the Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued pursuant to Vested RSUs, including (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other holders, (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and (d) resale restrictions to comply with applicable securities laws.

5.	INCOME TAXES

To the extent required by applicable federal, state, local or foreign law, the Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of the grant or vesting of the RSUs. The Company shall not be required to issue shares or to recognize the disposition of such shares until such obligations are satisfied.

6.	NON -TRANSFERABILITY OF AWARD

The Participant understands, acknowledges and agrees that, except as otherwise provided in the Plan or as permitted by the Committee, the Award may not be sold, assigned, transferred, pledged or otherwise directly or indirectly encumbered or disposed of other than by will or the laws of descent and distribution. Notwithstanding the foregoing, (a) the Participant shall be permitted to transfer the Award as a gift to an Assignee Entity in accordance with and subject to the limits of Section 17 of the Plan and (b) if not previously so transferred, any shares of Common Stock that become issuable hereunder but which otherwise remain unissued at the time of the Participant’s death shall be transferred to the Participant’s designated beneficiary or, if none, to the Participant’s estate.

7.	OTHER AGREEMENTS SUPERSEDED

The Grant Notice, these Standard Terms and Conditions, the Confidentiality and Inventions Agreement and the Plan constitute the entire understanding between the Participant and the Company regarding the Award. Where there is a conflict between these terms and any terms contained in the Participant’s offer letter, these terms shall supersede. Any prior agreements, commitments or negotiations concerning the Award are superseded; provided, however, that the terms of the Confidentiality and Inventions Agreement are in addition to and complement (and do not replace or supersede) all other agreements and obligations between the Company and any of its affiliates and the Participant with respect to confidentiality and intellectual property.

8.	LIMITATION OF INTEREST IN SHARES SUBJECT TO RESTRICTED STOCK UNITS

Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to the Grant Notice or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person in connection with the Award. Nothing in the Plan, in the Grant Notice, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason.

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9.	GENERAL

(a) In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(b) The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect. Words in the masculine gender shall include the feminine gender, and where appropriate, the plural shall include the singular and the singular shall include the plural. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan or these Standard Terms and Conditions.

(c) These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

(d) These Standard Terms and Conditions shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of law.

(e) In the event of any conflict between the Grant Notice, these Standard Terms and Conditions and the Plan, the Grant Notice and these Standard Terms and Conditions shall control. In the event of any conflict between the Grant Notice and these Standard Terms and Conditions, the Grant Notice shall control.

(f) All questions arising under the Plan or under these Standard Terms and Conditions shall be decided by the Committee in its total and absolute discretion.

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10.	CLAWBACK

The RSUs and any shares of Common Stock received upon settlement of the RSUs are subject to any recoupment policy that the Company may adopt from time to time, to the extent any such policy is applicable to the Participant and to such compensation, including the Petco Health and Wellness Company, Inc. Clawback Policy (as amended from time to time), designed to comply with the requirements of Rule 10D-1 promulgated under the Act, as well as any recoupment provisions required under applicable law. For purposes of the foregoing, the Participant expressly and explicitly authorizes (x) the Company to issue instructions, on the Participant’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold Shares and other amounts acquired under the Award or the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company and (y) the Company’s recovery of any covered compensation through any method of recovery that the Company deems appropriate, including by reducing any amount that is or may become payable to the Participant. The Participant further agrees to comply with any request or demand for repayment by any affiliate of the Company in order to comply with such policies or applicable law. To the extent that the Standard Terms and Conditions and any Company recoupment policy conflict, the terms of the recoupment policy shall prevail.

11.	ELECTRONIC DELIVERY

By executing the Grant Notice, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, and the Restricted Stock Units via Company web site or other electronic delivery.

12.	PARTICIPANT REPRESENTATION

(a) The Participant shall have no entitlement to damages or other compensation whatsoever arising from, in lieu of, or related to not receiving, any Award which would have vested or been granted after the Termination Date, including damages in lieu of notice of termination at common law or civil law, and the Participant waives their rights to any such entitlements.

(b) This Agreement does not grant the Participant the right or obligation to serve or continue to serve as an employee for any period. The grant of the Award to the Participant does not create the right or expectation for the Participant to receive additional or future grants of Awards under the Plan or otherwise. The Participant will not have a claim to any entitlement under the Plan, including any grant of any Award or any compensation or damages in lieu of not receiving an Award under the Plan or otherwise.

(c) The Award does not form an integral part of the Participant’s compensation from employment and shall not be used for the purposes of calculating any severance entitlements.

(d) The Participant acknowledges that the participation in this Agreement is voluntary and that the Participant has had the opportunity to seek independent advice in respect of the terms of this Award, including the treatment of this Award upon a termination of employment as set forth in Section 2.

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EXHIBIT B

CONFIDENTIALITY AND INVENTIONS AGREEMENT

As a condition to the receipt of the Award granted pursuant to the Grant Notice to which this Confidentiality and Inventions Agreement is attached and in consideration of the Participant’s continued employment with the Company, the Participant hereby confirms the Participant’s agreement as follows:

1.	GENERAL

The Participant’s employment by the Company is in a capacity in which he or she may have access to, or contribute to the production of, Confidential Information and the Company Work Product (both as defined below). The Participant’s employment creates a relationship of confidence and trust between the Company and the Participant with respect to the Confidential Information and the Company Work Product as set forth herein. This Confidentiality and Inventions Agreement are subject to the terms of the Standard Terms and Conditions attached as Exhibit A to the Grant Notice to which this Confidentiality and Inventions Agreement is attached; provided however, that in the event of any conflict between the Standard Terms and Conditions and this Confidentiality and Inventions Agreement, this Confidentiality and Inventions Agreement shall control.

2.	DEFINITIONS

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Petco Health and Wellness Company, Inc. 2021 Equity Incentive Plan, as amended from time to time. For purposes of this Confidentiality and Inventions Agreement:

(a) “Confidential Information” shall mean information or material (i) that is proprietary to the Company or confidential to the Company, whether or not designated or labeled as such, and (ii) that the Participant creates, discovers or develops, or of which the Participant obtains knowledge of or access to, in the course of the Participant’s employment with the Company. Confidential Information may include, but is not limited to, designs, works of authorship, formulae, ideas, concepts, techniques, inventions, devices, improvements, know-how, methods, processes, drawings, specifications, models, data, diagrams, flow charts, research, procedures, computer programs, marketing techniques and materials, business, marketing, development and product plans, financial information, customer lists and contact information, personnel information, and other confidential business or technical information created on behalf of the Company or obtained as a result of or in the course of employment with the Company. For purposes of this Confidentiality and Inventions Agreement, the “Company” shall mean the Company or any of its Affiliates. To the extent that the participant can demonstrate by competent proof that one of the following exceptions applies, the Participant shall have no obligation under this Confidentiality and Inventions Agreement to maintain in confidence any: (I) INFORMATION THAT IS OR BECOMES GENERALLY PUBLICLY KNOWN OTHER THAN AS A RESULT OF THE PARTICIPANT’S DISCLOSURE IN VIOLATION OF THIS AGREEMENT, (II) INFORMATION THAT WAS KNOWN BY THE PARTICIPANT OR AVAILABLE TO THE PARTICIPANT WITHOUT RESTRICTION PRIOR TO DISCLOSURE TO THE PARTICIPANT BY THE COMPANY, (III) INFORMATION THAT BECOMES

EXHIBIT B

CONFIDENTIALITY AND INVENTIONS AGREEMENT

AVAILABLE TO THE PARTICIPANT ON A NON-CONFIDENTIAL BASIS FROM A THIRD PARTY THAT IS NOT SUBJECT TO CONFIDENTIALITY OBLIGATIONS IN FAVOR, OR THAT INURE TO THE BENEFIT, OF THE COMPANY, AND (IV) INFORMATION THAT WAS DEVELOPED INDEPENDENTLY BY OR FOR THE PARTICIPANT WITHOUT REFERENCE TO THE CONFIDENTIAL INFORMATION, USE OF COMPANY RESOURCES OR BREACH OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE “PRE-EMPLOYMENT WORK PRODUCT” (AS DEFINED BELOW).

(b) “Work Product” shall mean inventions, data, ideas, designs, drawings, works of authorship, trademarks, service marks, trade names, service names, logos, developments, formulae, concepts, techniques, devices, improvements, know-how, methods, processes, programs and discoveries, whether or not patentable or protectable under applicable copyright or trademark law, or under other similar law, and whether or not reduced to practice or tangible form, together with any improvements thereon or thereto, derivative works therefrom, and intellectual property rights therein created on behalf of the Company as part of the obligation of employment in performing work for the Company or otherwise in the course of employment with the Company.

3.	CONFIDENTIALITY

(a) During the term of the Participant’s employment by the Company and at all times thereafter, the Participant will keep in strict confidence and trust all Confidential Information, and the Participant will not, directly or indirectly, disclose, distribute, sell, transfer, use, lecture upon or publish any Confidential Information, except as may be necessary in the course of performing the Participant’s duties as an employee of the Company or as the Company authorizes or permits. Notwithstanding the foregoing, the Participant shall be entitled to continue to use Confidential Information of the Company transferred to a purchaser (“Purchaser”) of all or substantially all of the assets of a business (“Business”) of Company (an “Acquisition”) solely to the extent that the Participant becomes an employee of such Purchaser or Purchaser’s designated affiliate upon consummation of the Acquisition and such Confidential Information is used in the Business prior to consummation of the Acquisition. The Participant acknowledges and agrees that, upon consummation of the Acquisition, the Confidential Information shall be deemed the Confidential Information of the Purchaser and subject to the Participant’s applicable employment, confidentiality and inventions assignment agreement with such Purchaser.

(b) The Participant recognizes that the Company has received and in the future will receive information from third parties which is subject to an obligation on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Participant agrees, during the term of the Participant’s employment and thereafter, to hold all such confidential or proprietary information of third parties in the strictest confidence and not to disclose or use it, except as necessary in performing the Participant’s duties as an employee of the Company consistent with the Company’s agreement with such third party. The Participant agrees that such information will be subject to the terms of this Confidentiality and Inventions Agreement as Confidential Information.

(c) Protected Disclosures. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Confidentiality and Inventions Agreement prevents the Participant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Participant has reason to believe is unlawful. Furthermore, and for the avoidance of doubt, nothing in this Confidentiality and Inventions Agreement limits or restricts the Participant’s ability to communicate with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each a “Government Agency”) or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information and reporting possible violations of law or regulation or other disclosures protected under the whistleblower provisions of applicable law or regulation, without notice to the Company.

4.	COMPANY PROPERTY

All apparatus, computers, computer files and media, notes, data, documents, reference materials, sketches, memoranda, records, drawings, engineering log books, equipment, lab/inventor notebooks, programs, prototypes, samples, equipment, tangible embodiments of information, and other physical property, whether or not pertaining to Confidential Information, furnished to the Participant or produced by the Participant or others in connection with the Participant’s employment, shall be and remain the sole property of the Company and any such property actually in the Participant’s possession or control shall be returned promptly to the Company as and when requested in writing by the Company. Should the Company not so request, the Participant shall return and deliver all such property to the Company upon termination of the Participant’s employment. The Participant may not retain any such property or any reproduction of such property upon such termination. The Participant further agrees that any property situated on the Company’s premises and owned, leased, maintained or otherwise contracted for by the Company, including, but not limited to, computers, computer files, e-mail, voicemail, disks and other electronic storage media, filing cabinets, desks or other work areas, are subject to inspection by the Company’s representatives at any time with or without notice.

5.	COMPANY WORK PRODUCT

Subject to Section 6 and 7 below, the Participant agrees that any Work Product, in whole or in part, conceived, developed, made or reduced to practice by the Participant (either solely or in conjunction with others) during the term of his or her employment with the Company (collectively, the “Company Work Product”) shall be owned exclusively by the Company (or, to the extent applicable, a Purchaser pursuant to an Acquisition). Without limiting the foregoing, the Participant agrees that any of the Company Work Product shall be deemed to be “works made for hire” as defined in U.S. Copyright Act §101, and all right, title, and interest therein shall vest solely in the Company from conception. The Participant hereby irrevocably assigns and transfers, and agrees to assign and transfer in the future on the Company’s request, to the Company all right, title and interest in and to any Company Work Product, including, but not limited to, patents, copyrights and other intellectual property rights therein. The Participant shall treat any such Company Work Product as Confidential Information. The Participant will execute all applications, assignments, instruments and other documents and perform all acts consistent herewith as the Company or its counsel may deem necessary or desirable to obtain, perfect or enforce any patents, copyright registrations or other protections on such Company Work Product and to otherwise protect the interests of the Company therein. The Participant’s obligation to reasonably assist the Company in obtaining and enforcing the intellectual property and other rights in the Company Work Product in any and all jurisdictions shall continue beyond the termination of the Participant’s employment. The Participant acknowledges that the Company may need to secure the Participant’s signature for lawful and necessary documents required to apply for, maintain or enforce intellectual property and other rights with respect to the Company Work Product (including, but not limited to, renewals, extensions, continuations, divisions or continuations in part of patent applications). The Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as the Participant’s agents and attorneys-in-fact, to act for and on the Participant’s behalf and instead of the Participant, to execute and file any such document(s) and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of patents, copyright registrations and other protections on the Company Work Product with the same legal force and effect as if executed by the Participant. The Participant further hereby waives and relinquishes any and all moral rights that the Participant may have in the Company Work Product.

6.	EXCEPTION TO ASSIGNMENTS

Pursuant to Section 2870 of the California Labor Code, the requirements set forth in Section 5 of this Agreement shall not apply to an invention that the Participant develops entirely on his or her own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by the Participant for the Company.

7.	PRE-EMPLOYMENT WORK PRODUCT

(a) Work Product includes only things done for the Company in performing work for the Company.

(b) The Participant acknowledges that the Company has a strict policy against using proprietary information belonging to any other person or entity without the express permission of the owner of that information. The Participant represents and warrants that the Participant’s performance of all of the terms of this Confidentiality and Inventions Agreement and as an employee of the Company does not and will not result in a breach of any duty owed by the Participant to a third party to keep in confidence any information, knowledge or data. The

Participant has not brought or used, and will not bring to the Company, or use, induce the Company to use, or disclose in the performance of the Participant’s duties, nor has the Participant used or disclosed in the performance of any services for the Company prior to the effective date of the Participant’s employment with the Company (if any), any equipment, supplies, facility, electronic media, software, trade secret or other information or property of any former employer or any other person or entity, unless the Participant has obtained their written authorization for its possession and use.

8.	RECORDS

The Participant agrees that he or she will keep and maintain adequate and current written records (in the form of notes, sketches, drawings or such other form(s) as may be specified by the Company) of all the Company Work Product made by the Participant during the term of his or his or her employment with the Company, which records shall be available at all times to the Company and shall remain the sole property of the Company.

9.	PRESUMPTION

If any application for any United States or foreign patent related to or useful in the business of the Company or any customer of the Company shall be filed by or for the Participant during the period of one year after the Participant’s employment is terminated, the subject matter covered by such application shall be presumed to have been conceived during the Participant’s employment with the Company.

10.	AGREEMENTS WITH THIRD PARTIES OR THE U.S. GOVERNMENT.

The Participant acknowledges that the Company from time to time may have agreements with other persons or entities, or with the U.S. Government or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. The Participant agrees to be bound by all such obligations and restrictions of which the Participant has been made aware of by the Company and to take all action necessary to discharge the obligations of the Company thereunder.

11.	INJUNCTIVE RELIEF

Because of the unique nature of the Confidential Information and the Company Work Product, the Participant understands and agrees that the Company may suffer immediate and irreparable harm if the Participant fails to comply with any of his or her obligations under this Confidentiality and Inventions Agreement and that monetary damages may be inadequate to compensate the Company for such breach. Accordingly, the Participant agrees that in the event of a breach or threatened breach of this Confidentiality and Inventions Agreement, in addition to any other remedies available to it at law or in equity, the Company will be entitled, without posting bond or other security, to seek injunctive relief to enforce the terms of this Confidentiality and Inventions Agreement, including, but not limited to, restraining the Participant from violating this Confidentiality and Inventions Agreement or compelling the Participant to cease and desist all unauthorized use and disclosure of the Confidential Information and the Company Work Product. The Participant will indemnify the Company against any costs, including, but not limited to, reasonable outside legal fees and costs, incurred in obtaining relief against the Participant’s breach of this Confidentiality and Inventions Agreement. Nothing in this Section 11 shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including, but not limited to, recovery of damages.

12.	DISCLOSURE OF OBLIGATIONS

The Participant is hereby permitted and the Participant authorizes the Company to provide a copy of this Confidentiality and Inventions Agreement and any exhibits hereto to any of the Participant’s future employers, and to notify any such future employers of the Participant’s obligations and the Company’s rights hereunder, provided that neither party is under any obligation to do so.

13.	JURISDICTION AND VENUE

This Confidentiality and Inventions Agreement will be governed by the laws of the State of California without regard to any conflicts-of-law rules. To the extent that any lawsuit is permitted under this Confidentiality and Inventions Agreement, the Participant hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in San Diego, California for any lawsuit filed against the Participant by the Company. Nothing herein shall limit the right of the Company to seek and obtain injunctive relief in any jurisdiction for violation of the portions of this Confidentiality and Inventions Agreement dealing with protection of Confidential Information or the Company Work Product.

14.	ASSIGNMENT; INUREMENT

Neither this Confidentiality and Inventions Agreement nor any duties or obligations under this Confidentiality and Inventions Agreement may be assigned by the Participant without the prior written consent of the Company. The Participant understands and agrees that the Company may freely assign this Confidentiality and Inventions Agreement. This Agreement shall inure to the benefit of, and shall be binding upon, the permitted assigns, successors in interest (including any Purchaser upon consummation of an Acquisition), personal representatives, estates, heirs, and legatees of each of the parties hereto. Any assignment in violation of this Section 14 shall be null and void.

15.	SURVIVORSHIP

The rights and obligations of the parties to this Confidentiality and Inventions Agreement will survive termination of my employment with the Company.

16.	MISCELLANEOUS

In the event that any provision hereof or any obligation or grant of rights by the Participant hereunder is found invalid or unenforceable pursuant to judicial decree or decision, any such provision, obligation or grant of rights shall be deemed and construed to extend only to the maximum permitted by law, the invalid or unenforceable portions shall be severed, and the remainder of this Confidentiality and Inventions Agreement shall remain valid and enforceable according to its terms. This Confidentiality and Inventions Agreement may not be amended, waived or modified, except by an instrument in writing executed by the Participant and a duly authorized representative of the Company.

17. ACKNOWLEDGMENT

EMPLOYEE ACKNOWLEDGES THAT, IN EXECUTING THE GRANT NOTICE TO WHICH THIS CONFIDENTIALITY AND INVENTIONS AGREEMENT IS ATTACHED, EMPLOYEE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND EMPLOYEE HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS CONFIDENTIALITY AND INVENTIONS AGREEMENT. THIS CONFIDENTIALITY AND INVENTIONS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.